EXHIBIT 10.3

                     Clements Brands Distribution Agreement


Party A:          Clements Citrus Sales of Florida
                  P.O. Box 2594
                  Stuart, Florida, USA
                  Tel: 561-219-0132
                  Fax: 561-219-3712


Party B:          Qinhuangdao Ruthersoft
                  116 Haiyang Road, Haiyang District, Qinhuangdao
                  Qinhuangdao, Hebei Province, 066001, P.R. China
                  Tel: 86-10-67151102
                  Fax: 86-10-67151099


         On May 16, 2000, Party A and Party B reached mutual agreement regarding the terms and conditions for developing the Chinese citrus market for Clements Brands Fresh Citrus Fruits (the "Products") and hereby confirm the contents of their Agreement as follows:


I.       Distribution and Sales Rights

1) Party A hereby confirms that Party B, on an independent contractor basis, is the sole Exclusive Distributor for the Products in the designated sales district of the People's Republic of China (the "Designated Sales District"). This Designated Sales District is limited to the provinces of Shanxi, Henan, Heilongjiang, Lianoning, Shaanxi, Hubei, Aihui, Sichuan, Hunan and Hebei as well as the municipalities of Beijing and Shanghai.

2) Party B may, at its own costs, develop customers, build branch offices, and establish sales locations to sell the Products within the Designated Sales District.

3) Without Party A's written authorization, Party B shall not sell any other brands of frozen concentrated orange juice, any other brands of fresh cirtus fruits or any other citrus-related concentrated products.

4) Without Party's A written authorization, Party B shall not sell the Products outside of the Designated Sales District.




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II.      Purchase of Golden Phoenix Brand Frozen Concentrated Orange Juice

1) Party A agrees to sell and Party B agrees to purchase such quantities of the Products at such prices as may be mutually agreed upon by the Parties using the Purchase Order Method.

2) Unless Party A agree, the size of each Purchase Order placed by Party B shall be at least one 40-foot standard shipping container of the Products.


III.     Payment Method and Time Limit

1) Except as provided in Section IX.(2)(a) below, Party A agrees that party B shall make payment for the Products within a time limit of sixty (60) days in the form of an irrevocable Letter of Credit or by confirmed bank wire transfer.

2) Party A agrees to dispatch the ordered Products within fourteen (14) days upon receipt of the Letter of Credit or confirmed bank wire transfer.

3) During the term of this Agreement, any other methods of payment must be mutually discussed by Parties A and B and confirmed in writing.


IV.      Product Specifications and Quality Control


1) All Product shipments from Party A must meet the product specifications set out in Attachment A to this Agreement. Attachment A is defined as the minimum fresh citrus fruit import requirements of the national government of the People's Republic of China. Attachment A may be amended by the Parties in writing from time to time.

2) Party B agrees that the product specifications set our in Attachment A meet or exceed the relevant Chinese Governmental requirements governing imported fresh citrus fruits as of the date of the Agreement. Party B undertakes to promptly notify Party A in writing of any changes in the relevant Chines Governmental requirements for the Products.

3) Party A shall provide documents, requirements and training relating to Product storage, transportation and quality assurance so that Party B may be in strict compliance and to guarantee Product quality.


V.       Sales and Market Management

1) Party B shall use its best efforts to expand the sales of the Products within the Designated Sales District.

2) On a regular basis, Party B shall provide inventory records, pricing, sales and promotions situation reports to Party A.


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3)   Party B shall  develop  a  complete  record  for  Party A, of any  Clements
     Products retailers and secondary distributor customers in the Designated Sales District.

4) On a regular basis, Party B shall provide promotion plans and marketing expense plans to Party A for review.

5) Without additional cost, Party A shall be responsible for providing to Party B training relating to the business of selling the Products.

6)   Party B shall coordinate with party A in the area of market management.

7) Party A has the responsibility and obligation to provide to Party B, at no additional cost, information about any customers and potential customers for the Products developed by Party A within the Designated Sales District.


VI.      Products, Packaging and Transportation

Citrus Fruits, Fresh by Thirty (3)) day refrigerated shipping container (via sea freight).

A.   Grapefruit" 34-50 Lb. in net weight in Export Standard Paper Carton

B.   Oranges: 30-50 Lb. in net weight in Export Standard Paper Carton.


VII.     Pricing terms and Promotion

1)   Pricing will be based on CIF Qinhuangdao, China.


2) Part A shall provide to Party B for reference, at no additional cost, a reasonable amount of samples and examples of appropriate advertising and promotion items and related information currently used in the U.S. market.

3) Part y A will deduct 5% off the invoiced price (excluding insurance and freight) i.e., 5% off the FOB Florida Value, of each order of the Products placed by Party B as a special promotional credit to party B. This deducts/credit is effective before Party B arranges for an irrevocable Letter of Credit or wire transfer the necessary payment to Party A for each order.


VIII.    Customs Clearance

1) Part B is responsible for clearance of any goods through Chinese Customs and the payment of any applicable taxes, fees or expenses associated with any importation.




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2)   In the event that nay products  have been  rejected for entry into China by
     Chinese Customs, Party B shall promptly notify Party A of the rejection as the reasons for the rejection. This includes providing Party A with copies of the relevant inspection certificates and/or government notices relating to the rejection. Both Parties shall promptly develop a mutually acceptable approach to handle the situation and to mitigate damages. However, if the circumstances surrounding the rejection are caused by Party A for reasons of shipping the Products in a manner that does not meet the Product specification as set out in Attachment A, Party A shall be responsible for it's own damages. Addition ally, bot Parties agree that Party A's liability for any damages experienced by Party B shall be limited to the actual purchase price paid by Party B (after discounts) for the rejected products.

IX.      Sales Goal

1) Minimum Purchase Quantities: During the one year period from the date of the Agreement to May 16, 2001, Party B agrees to order a minimum of Twelve
     (12) 40-foot standard shipping containers of the Products supplied by Party A in accordance with the Pricing and Promotion terms set out in Section VII above and the Order Schedule set out in this Section IX (2) below;

2)   Order Schedule:

     (a) Notwithstanding the provisions of Section III.(1), Party B shall order and pay by L//c at 60 days for the first Two (2) 40-foot standard shipping containers of the Products within Thirty (30) days of the execution of this Agreement; and

     (b) Within ten (10) days after the first Two (2) containers of the products have been cleared for entry to China by Chinese Customs, Party B shall order another Two (2) 40-foot standard shipping containers of the products. Part B shall have Sixty (60) days to make payment for these two conatiners as set out in Section III. (1) above.

     Items (1) and (2) of this Section together constituted the "Sales Goal". Party B agrees that if it breaches any of its obligations under this Section or any other section/subsection of this Agreement, Party A may at it owns discretion, terminate Party B's status as the sole Exclusive Distributor of the Products in the Designated Sales District under Section I.(1) of the Agreement even though Party A may still do business with Party B according to the other applicable terms of this Agreement.


X.       Terms of Agreement

1) This Agreement is valid from the date of this Agreement to May 16, 2001 (the "Initial Period").

2) During the initial Period, Party A has the right to terminate this Agreement, including but not limited to Party B's Exclusive Distributor status in the Designated Sales District, after giving Party B thirty (30) days notice in writing unless the Sales Goal has already been met.


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3)   If the Sales Goal has been met prior to any  termination  of the  Agreement
     Nandu both Parties have reached mutual agreement on a new sales goal for the following year, this Agreement shall remain in full force until May 16, 2004. (the "Extension").

4) Both Parties agree that during the Extension period, either Party may, for whatever, reason, unilaterally terminate this Agreement and the rights and obligations of the Parties towards each other by paying the other Party the amount of Fifty Thousand U.S. Dollars (US$50,000) as liquidates damages. The terminating Party's obligation to pay the liquidated damages will be triggered by its written notice of termination to the other Party. Both Parties agree that it may difficult to calcualte the exact damages caused by an early termination and the pre- determined amount of US$50,000 is an adequate and reasonable compensation.


XI.      Force Majeure

Both Parties agree that in the event that a force Majeure (any circumstance reasonably beyond the control of the affected Party) prevents a Party from performing all or part of its obligation as set out in this Agreement, that Party shall be relived of all or part of its liability under this Agreement upon written consent by the other Party.

XII.     Dispute Resolution

1) Both Parties agree to resolve any dispute relating to this Agreement through friendly discussions. In the event that a mutually satisfactory resolution cannot be reached within thirty (30) days after a dispute has arisen, both Parties agree that the dispute shall be resolved through final and binding arbitration by the China International Economic and Trade Arbitration Commission ("CIETAC"). The arbitration shall be conducted in accordance with CIETAC to form the three-persons arbitration panel. The arbitration shall be conducted in accordance with CIETAC's arbitration rules in effect at the time of applying for arbitration.

2) Both Parties agree to choose a mutually agreed upon Hong Kong arbitrator as the presiding arbitrator and each Party shall choose an arbitrator from among the panel of Arbitrators of CIETAC to from the three-persons arbitration panel. The arbitration shall be conducted in English.

XIII.    Others

1) Any provision of this Agreement shall not be interpreted as partnership, joint venture or agency relationship.

2) This Agreement, together with Attachment A, constitutes the entire agreement between the Parties relating to the subject matter hereof and supercedes all prior, written or oral negotiations, representations or agreements.



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3)   Any changes to this  Agreement  shall be approved by mutual consent of both
     Parties and confirmed in writing.

4) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereof. Furthermore, each Party shall not transfer or assign this Agreement without prior written consent of the other Party.

5) Both Parties reaffirm that they will act in full compliance of all applicable laws and regulations, including but not limited to the United States Foreign Corrupt Practices Act.

6) Both Parties agree that the subject matter and the rights and obligations set out in this Agreement relate to private commercial activities. Each Party hereby irrevocably waives to the fullest extent possible and shall not claim in any jurisdiction any immunity (including but not limited to "Sovereign Immunity") from any action relating to this Agreement taken by one Party against the Other Party.

7) This Agreement is written both in Chinese and English Languages and the two versions shall have the equal effect.


Party A:                                   Party B:
CLEMENTS CITRUS SALES OF FLORIDA           QINHUANGDAO RUTHERSOFT


Signature and Seal:                        Signature and Seal:

/s/ Joseph Rizutti for                     /s/ (illegible - Chinese Script)

Representative: Henry T. Clements, Jr.     Representative: Ling, Xiao

Date: 16 May 2000                          Date: 16 May 2000

Witnessed by:                              Witnessed by: